Exhibit 10.1

110 Rio Robles San Jose, CA 95134 W > www.covad.com	T > 408-952-6400 F >408-952-7539
          September 7, 2007
James A. Kirkland
110 Rio Robles
San Jose, California 95134
Dear Jim:
     Covad Communications Group, Inc. (“Covad”) hereby confirms to you that your employment will terminate on September 12, 2007 (the “Employment Termination Date”). As a result of the termination of your employment, provided that you satisfy the eligibility requirements set forth in Covad’s current Executive Severance Plan (the “Severance Plan”), you will receive the benefits provided under the Severance Plan.
     We are also pleased to offer to engage you as a consultant to Covad for the period commencing from the Employment Termination Date through September 12, 2008 (the “Consulting Period”), serving as a full member of Covad’s Board of Advisors. Any Covad stock option held by you as of the Employment Termination Date shall continue to vest and remain exercisable in accordance with the provisions of the applicable stock option agreement(s) (the “Stock Option(s)”) and, unless otherwise agreed in writing, continued vesting and exercisability of the Stock Option(s) shall be your sole compensation from Covad for the consulting services you provide during the Consulting Period. You will not be entitled to any benefits from Covad other than those provided by the Severance Plan and the Stock Option(s).
     You remain bound by the terms of that certain Proprietary Information and Inventions Agreement (“Confidentiality Agreement”) previously executed by you.
     The terms set forth in this letter represent our entire agreement with respect to the matters covered herein and supersede all prior negotiations and agreements, whether written or oral, with the exception of the Confidentiality Agreement, the Severance Plan, and the Stock Option(s). No modification shall be effective unless made by an instrument in writing executed by you and Covad.
     Following the Employment Termination Date, it is the express intent of the parties that you will be an independent contractor, and not an employee, agent, representative, joint venturer or partner of Covad or any of its related entities (Covad and such entities collectively referred to hereinafter as “Covad Entities”). Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between any of the Covad Entities and you. After the Employment Termination Date, you are not authorized to represent yourself as an employee, agent, representative, joint venturer or partner of any of the Covad Entities or to enter into any contracts, leases, agreements or other binding commitments on behalf of any of the Covad Entities. Both parties acknowledge that, after the Employment Termination Date, you will not be an employee for state or federal tax purposes or for purposes of unemployment insurance or other requirement of federal or state employment law. After the Employment Termination Date, you retain the right to perform the same or similar services for others during the term of this Agreement, so long as you do not utilize information or materials that are confidential or proprietary to any of the Covad Entities. The Covad Entities also retains the right to enter into similar contracts for the same or similar services with other individuals.
     If you accept our offer to engage your services as a consultant, then please sign and return this letter to us at your earliest convenience.

Covad Communications Group, Inc.:
/s/ Charles Hoffman
By: Charles Hoffman
Title:	President and Chief Executive Officer

I am pleased to accept the offer to provide consulting services on the terms set forth herein.

James A. Kirkland:
/s/ James Kirkland
Signature

James Kirkland
Name

Date: 9/7/07

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